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                                                                   EXHIBIT 10.43

                            INCENTIVE BONUS AGREEMENT

         This Incentive Bonus Agreement (the "Agreement"), effective as of October 23, 2003 ("Effective Date"), is by and between Bernard Harguindeguy ("Harguindeguy") and Critical Path, Inc. ("CP") (each a "Party"; together the "Parties").

         A. CP is currently pursuing options relating to a possible sale (the "Sale") to a third party (the "Buyer") of a portion of its products and related assets and business constituting its Identity Management business (the "Business").

         B. Harguindeguy is willing to assist CP in consummating a Sale as requested by CP.

         NOW, THEREFORE, in consideration of the foregoing premises and the covenants, representations, conditions and agreements contained herein, the Parties hereby agree as follows:

         1. Mr. Harguindeguy will fully cooperate with any potential Buyer in regards to due diligence efforts, and the identification of employees who may transition out of CP to the Buyer's employ.

         2. Subject to the conditions specified herein, within 30 days after the close of a Sale in which Harguindeguy has fully cooperated, made material contributions and played an active and positive role in closing, Harguindeguy will be paid a bonus based on the net proceeds received by the CP for the Sale in accordance with the schedule attached hereto as Exhibit A.

         3. At the request of CP or a Buyer, Harguindeguy agrees to remain employed by the Buyer for a period of 6 months after the close of the Sale to assist in the transition of the Business to the Buyer, provided he is reasonably compensated for such services in an amount no less than an annual base salary of $200,000, paid in a manner to be determined by the Buyer.

         4. The Parties acknowledge and agree that this Agreement is not an employment contract and that Harguindeguy has the right to resign and the CP has the right to terminate his employment at any time, for any reason, with or without cause. Harguindeguy acknowledges and agrees that this Agreement does not purport to set forth or modify any of the terms and conditions of his employment, and that as an employee of CP he has obligations to CP which are not set forth in this Agreement.

         5. The terms and conditions contained herein constitute the entire agreement between the Parties and supersede all other previous and contemporaneous agreements and understandings, whether oral or written, between the Parties hereto with respect to the subject matter hereof. This Agreement, and all disputes arising out of or related thereto, shall be governed by and construed under the laws of the State of California without reference to conflict of laws principles. No amendment or modification of this Agreement, nor waiver of any rights under this Agreement, shall be valid unless in writing signed by each Party. The waiver of a breach of any term hereof shall in no way be construed as a waiver of any term or other breach hereof. If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law the remaining provisions of this Agreement shall remain in full force and effect.

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         IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first written above.

Bernard Harguindeguy                       CRITICAL PATH, INC.

By: /s/ Bernard Harguindeguy               By: /s/ Michael J. Zukerman
   -----------------------------                ------------------------------

Name: Bernard Harguindeguy                 Name:  Michael J. Zukerman

                                           Title: SVP and General Counsel

Date: October 23, 1999                     Date:  October 23, 1999

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